UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2017 (June 7, 2017)

BlackRock Capital Investment Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	814-00712	20-2725151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York 10022

(Address of principal executive offices, including zip code)

(212) 810-5800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On June 13, 2017, in connection with the previously announced public offering, BlackRock Capital Investment Corporation (“BCIC”, “Company”, “we” or “our”) issued $143.75 million in aggregate principal amount ($125 million of the initial offering and $18.75 million of the underwriters’ exercise of the overallotment option) of 5.00% Convertible Notes due 2022 (the “Notes”) under an indenture, dated as of June 13, 2017 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of June 13, 2017 (the “Supplemental Indenture”), establishing the form and terms of the Notes.

The Notes will mature on June 15, 2022, unless previously converted, repurchased or redeemed in accordance with their terms. The Notes will be general unsecured obligations of BCIC, will rank equally in right of payment with BCIC’s existing and future senior unsecured debt (including, but not limited to, as of March 31, 2017, approximately $115.0 million aggregate principal amount of indebtedness under BCIC’s 5.50% Convertible Senior Notes due 2018), will rank senior in right of payment to any potential subordinated debt, should any be issued in the future and will be effectively subordinated to our existing and future secured indebtedness (including, but not limited to, as of March 31, 2017, approximately $225.0 million aggregate principal amount of our indebtedness under our Credit Facility, approximately $15.0 million aggregate principal amount of our indebtedness under our term loan and approximately $17.0 million aggregate principal amount of our indebtedness under our 6.60% Senior Secured Notes due 2018 to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries).

The interest rate on the Notes is 5.00% per year, payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2017. As described in the Supplemental Indenture, holders may convert their Notes at their option prior to the close of business on the business day immediately preceding December 15, 2021, in integral multiples of $1,000 principal amount, only under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on September 30, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day measurement period in which the “trading price” (as defined in the Supplemental Indenture) per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (iii) upon the occurrence of specified corporate events; or (iv) if we have provided a notice of redemption to holders. On or after December 15, 2021 holders may convert their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions. If the Notes are converted after December 23, 2021 (but prior to the next record date) in connection with such Notes being called for redemption, the holder of such converted Notes will also be entitled to a “make-whole premium” (as defined in the Supplemental Indenture).

Upon conversion of a Note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 20 trading day observation period.

No holder of Notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that following such receipt such converting holder would be, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of our common stock outstanding at such time (the “limitation”). Any purported delivery of shares of our common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the limitation. If any delivery of shares of our common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of the limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that following such delivery such converting holder would not be the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time. The limitation shall no longer apply following the effective date of any “fundamental change” (as defined in the Supplemental Indenture).

Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their Notes upon a fundamental change at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the fundamental change repurchase date (as defined in the Supplemental Indenture).

On or after December 23, 2021, the Company may redeem the Notes for cash, in whole or from time to time in part, at its option at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes to be redeemed, (ii) accrued and unpaid interest to, but excluding, the redemption date and (iii) the make-whole premium.

The Supplemental Indenture contains certain events of default, the occurrence of which may lead to the Notes becoming due and payable immediately. The events of default contained in the Supplemental Indenture include, without limitation, the following: (1) default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days; (2) default in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration, upon redemption or otherwise; (3) our failure to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such default is not cured within 5 business days; (4) our failure to give a “fundamental change notice” (as defined in the Supplemental Indenture) and such failure is not cured within 10 days after the due date for such notice; (5) our failure to give notice of a “specified corporate transaction” (as described in the Supplemental Indenture) when due; (6) our failure for 60 consecutive days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or Supplemental Indenture; (7) default by us or any of our “significant subsidiaries,” (as defined in the Supplemental Indenture), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; (8) our failure to comply with the obligation set forth under Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act of 1940; (9) (a) we or any of our “significant subsidiaries,” file for bankruptcy or (b) certain events of bankruptcy, insolvency, or reorganization of us or any of our “significant subsidiaries,” occur and remain undischarged or unstayed for a period of 60 days; or (10) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against us or any of our “significant subsidiaries,” which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

The foregoing summary of the Supplemental Indenture and the Notes set forth above does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Supplemental Indenture (which is attached as Exhibit 4.2 hereto) and the full text of the Base Indenture (which is attached as Exhibit 4.1 hereto).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement, dated June 7, 2017, by and among BlackRock Capital Investment Corporation, BlackRock Advisors, LLC, Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.1	Base Indenture, dated as of June 13, 2017, by and between BlackRock Capital Investment Corporation and Wilmington Trust, National Association, as Trustee

4.2	Supplemental Indenture, dated as of June 13, 2017, by and between BlackRock Capital Investment Corporation and Wilmington Trust, National Association, as Trustee

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock Capital Investment Corporation

By:	/s/ Donna M. Milia
Name:	Donna M. Milia
Title:	Chief Financial Officer and Treasurer

Date: June 13, 2017

Index to Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 7, 2017, by and among BlackRock Capital Investment Corporation, BlackRock Advisors, LLC, Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.1	Base Indenture, dated as of June 13, 2017, by and between BlackRock Capital Investment Corporation and Wilmington Trust, National Association, as Trustee

4.2	Supplemental Indenture, dated as of June 13, 2017, by and between BlackRock Capital Investment Corporation and Wilmington Trust, National Association, as Trustee

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1)